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                                                Jill Schmidt / Crystal Lee
                                                847/955-7730
                                                jills@sspr.com, crystal@sspr.com


                AUSPEX SYSTEMS ANNOUNCES COST-CUTTING MEASURES

Steps Taken to Promote Long-Term Success of the Company's Data Storage Business

SANTA CLARA, CA, NOVEMBER 14, 2001 -- Auspex Systems, Inc. (Nasdaq: ASPX), a provider of enterprise storage solutions, announced today that it will enact a variety of cost-cutting measures designed to enhance the long-term health of the company. These include a reduction in workforce of approximately 170 employees and several structural changes that will streamline processes and eliminate excess capacity.

The resizing includes departmental staffing adjustments spurred by several shifts in company procedures. These include a transition to outsourced manufacturing, increased reliance on Auspex's worldwide support center to provide customer support functions, and a recent conversion from proprietary hardware to standard components that do not require dedicated hardware engineers.

"Auspex's products and reputation for innovation remain strong and continue to give us confidence in the company's long-term prospects, but dramatic changes in the storage market as well as the general economic downturn have prompted us to make adjustments to put our expenses more in line with our revenues," said Mike Worhach, President of Auspex Systems. "We firmly believe that these changes will position us for growth and profitability when the market rebounds."

As a result of this action, the Company estimates that operating expenses will be reduced by approximately $4.5 million per quarter. Auspex estimates that severance costs and other related expenses are expected to total $3.5 million. Additionally there may be further charges to earnings this quarter once the full effects of the resizing have been assessed.

Separately today, the company announced a planned extension of its NS3000 family of network servers that is designed to move Auspex beyond its origins as the inventor of Network Attached Storage (NAS). The company plans to expand its offerings with a series of non-proprietary storage products that will significantly reduce an enterprise's storage costs through storage virtualization, central management of heterogeneous enterprise data assets, and open access to major vendors' storage subsystems including Storage Area Networks
(SANs).

ABOUT AUSPEX SYSTEMS
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Auspex introduced the world's first Network Attached Storage (NAS) server shortly after its founding in 1987, creating a new breed of storage appliance capable of delivering significant performance and administrative benefits over general-purpose file servers. Auspex's enterprise-class network servers are used by customers around the world because of their advanced feature set, including the industry's highest scalability and most secure UNIX and Windows data sharing. The company is headquartered in Santa Clara, California, with sales offices and channel partners throughout the U.S. and around the globe. Its shares are traded on the Nasdaq under the symbol ASPX. For more information, call 800-4AUSPEX (800-428-7739) or 408-566-2000, or visit www.auspex.com.

The statements above regarding positioning the company for growth and profitability, the estimated operating expense reduction and severance costs and the anticipated expansion of the product line are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those projected in these statements for various reasons, including the following: The rate of market acceptance of the company's new NS3000 family of products, the impact of competitive products and pricing, the ability of the company to reduce its expenses without diminishing its competitive posture, general economic conditions in Japan, North America and Europe, the impact of terrorist activities and the U.S. response to any such activities on the markets served by the company, the company's ability to attract and retain key personnel, increase market penetration outside of its current customer base, rapidly evolve the technology and products with the performance, functionality, and reliability required by its customers, and the ability to leverage alternate channels of distribution. For additional information on risks and uncertainties, see the company's public reports filed with the SEC, including the company's Form 10-K for the 2001 fiscal year and the company's most recent Form 10-Q.

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